QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on October 3, 2002

Registration no. 333-13289

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISONICS CORPORATION
(Name of Small Business Issuer in Its Charter)

CALIFORNIA	2819	77-0338561
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5906 MCINTYRE STREET
GOLDEN, COLORADO 80403
(303) 279-7900
(Address and telephone number of Principal Executive Offices and Principal Place of Business)

JAMES E. ALEXANDER
CHIEF EXECUTIVE OFFICER
ISONICS CORPORATION
5906 MCINTYRE STREET
GOLDEN, COLORADO 80403
(303) 279-7900
(Name, Address and Telephone Number of Agent for Service)

Copies to:
HERRICK K. LIDSTONE, JR.
BURNS, FIGA & WILL, P.C.
6400 S. FIDDLERS GREEN CIRCLE, SUITE 1030
ENGLEWOOD, CO 80111
TEL: 303-796-2626
FAX: 303-796-2777

Approximate Date of Proposed Sale to the Public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of securities to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Units (2), each consisting of	810,000	$5.90	$4,779,000	$1,646(5)
(a) 1 share of Common Stock	(a) 810,000
(b) 1 Redeemable Class A Common Stock Purchase Warrant	(b) 0

Common Stock issuable upon exercise of Redeemable Warrants	0	$5.80	$0	$0(5)

Underwriters' Warrants(3)	80,000	$0.001	$0	$1(5)

Common Stock issuable upon exercise of Underwriters' Warrants(4)	0	$9.57	$0	$0(5)

Redeemable Warrants issuable upon exercise of Underwriters' Warrants	0	$0.165	$0	$0(5)

Common Stock issuable upon exercise of Redeemable Warrants(4)	0	$5.80	$0	$0(5)

Total	1,620,000		$4,779,000	$1,646(5)

(1)
Estimated solely for purpose of determining the registration fee pursuant to Rule 457 under the Securities Act.

(2)
Includes 10,000 shares of Common Stock and 10,000 Redeemable Class A Warrants issuable upon exercise of the Underwriter's Over-Allotment Option that was exercised at the time of the original offering. Does not include 110,000 Units (and the underlying securities) that were included in the portion of the overallotment option not exercised by the underwriter.

(3)
No registration fee required pursuant to Rule 457 under the Securities Act. These warrants expired on September 22, 2002.

(4)
Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of Shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Redeemable Warrants and the Underwriter's Warrants.

(5)
$3,642 previously paid.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

        This post-effective amendment is being filed pursuant to undertaking 512(a)(3) required in Item 28 in order to remove from registration

  •
  110,000 Units consisting of a portion of the Underwriters' over allotment option in the original offering to the extent not exercised by the Underwriter. Each Unit consists of one share of Common Stock and one Redeemable Class A Common Stock Purchase Warrant.

  •
  110,000 shares of Common Stock and 110,000 Redeemable Class A Common Stock Purchase Warrants underlying the Units being de-registered.

  •
  177,390 shares of common stock underlying Class A Common Stock Purchase Warrants that expired without being exercised on September 21, 2001.

  •
  632,610 shares of common stock underlying Class A Common Stock Purchase Warrants that were exchanged for Class B Common Stock Purchase Warrants in the registrant's exchange offer that expired April 30, 2001 (the exchange offer was registered in file no. 333-37696).

  •
  80,000 Class A Warrants included in the underwriters' warrants because the Class A Warrants expired on September 21, 2001; and

  •
  80,000 shares underlying the Class A Warrants included in the underwriters' warrants because the Class A Warrants expired on September 21, 2001.

        As a result of the foregoing, the registration includes the following securities:

  •
  810,000 units which were sold by the underwriter to the public in the initial public offering;

  •
  810,000 shares of common stock which were included as a part of the units;

  •
  80,000 underwriters' warrants; and

  •
  80,000 shares of common stock underlying the underwriters' warrants.

ITEM 28 UNDERTAKINGS.

        The Registrant hereby undertakes the following:

        (a)  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information of the plan of distribution.

          (2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)  To supplement the prospectus after the end of the subscription period to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase, and the terms of any later reoffering.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d)  (1) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

          (2)  For determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed as a new registration statement for the securities offered therein, and that offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Golden, State of Colorado, on October 3, 2002.

ISONICS CORPORATION
By:	/s/ JAMES E. ALEXANDER James E. Alexander, President

        In accordance with the requirements of the Securities Act of 1933, the following persons in their capacities and on the dates stated signed this registration statement.

/s/ JAMES E. ALEXANDER James E. Alexander	President, Chief Executive Officer, Chief Operating Officer, and Director	October 3, 2002
/s/ BORIS I. RUBIZHEVSKY Boris I. Rubizhevsky	Senior Vice President, Vice Chairman and Director	October 3, 2002
/s/ LINDSAY A. GARDNER Lindsay A. Gardner	Director	October 3, 2002
/s/ RICHARD PARKER Richard Parker	Director	October 3, 2002
/s/ LARRY J. WELLS Larry J. Wells	Director	October 3, 2002
/s/ JOHN V. SAKYS John V. Sakys	Chief Financial Officer and Chief Accounting Officer	October 3, 2002

QuickLinks

  ITEM 28 UNDERTAKINGS.
SIGNATURES